EXHIBIT 3.2

                                STATE OF DELAWARE
                            CERTIFICATE OF MERGER OF
                            FOREIGN CORPORATION INTO
                             A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is CCVG, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Concord Ventures, Inc., a Colorado corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8
Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is CCVG, Inc. a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of the non-Delaware corporation is 110,000,000 shares of stock consisting of 100,000,000 shares of $.0001 par value Common Shares and 10,000,000 shares of $.01 Preferred Stock.

SIXTH: The merger is to become effective on August 23, 2010.

SEVENTH: The Agreement of Merger is on file at 7609 Ralston Road, Arvada, CO 80002, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the ______________ day of September, A.D., 2010.

By:____________________________________
         David Cutler, President